EXHIBIT 99.1




PRESS RELEASE



                         FIRST CAPITAL, INC. CONSUMMATES
                    ACQUISITION OF HOMETOWN BANCSHARES, INC.


CORYDON, Ind - March 20, 2003-- First Capital, Inc. (Nasdaq: FCAP-News), announced today that it has consummated its acquisition of Hometown Bancshares, Inc., New Albany, Indiana.

First Capital will issue a total of approximately 285,445 shares and pay a total of approximately $5.3 million to the former Hometown stockholders.

As a result of the acquisition, Hometown has been merged with and into First Capital and Hometown's wholly owned subsidiary, Hometown National Bank, has been merged with and into First Harrison Bank, a wholly owned subsidiary of First Capital.

Hometown stockholders who elected to receive First Capital stock will receive
2.487 shares of First Capital common stock and Hometown stockholders who elected to receive cash will receive $46.50 in cash for each share of Hometown common stock they hold.

Hometown stockholders who did not submit properly completed election forms within the required timeframe, will receive 0.773 shares of First Capital common stock and $32.05 in cash for each share of Hometown stock.

Hometown stockholders who did not participate in the election process will be notified of the procedure for such stockholders to submit their Hometown stock certificates and to receive the merger consideration payable to them.

First Capital is the holding company for First Harrison Bank. As a result of the merger, First Harrison now operates out of 11 offices.

Contact:

First Capital, Inc.
William W. Harrod 812/ 738-2198